Exhibit 10.25.1

Amendment to Employment Agreement

          This amendment amends the Employment Agreement (the Employment Agreement”) dated September 1, 2004, between Black Warrior Wireline Corp., a Delaware corporation now known through name change as Warrior Energy Services Corporation (the “Company”) and Ron Whitter (“Employee”).

          WHEREAS, the Company has been engaged over the past twenty-four to thirty months in negotiating with respect to several transactions intended to maximize the value of the Company for its stockholders and which, if entered into, would have changed the management and corporate structure of the Company, and

          WHEREAS, throughout this process, management of the Company has encouraged the loyalty of Employee and has sought to retain Employee’s continued employment for the furtherance of the process of seeking to maximize values of the Company for the Company’s stockholders, and

          WHEREAS, among other incentives to retain Employee, the Company included in the Employment Agreement a provision calling for a payment to be made to Employee upon a change of control or change in control with respect to the Company, and

          WHEREAS, the Employee and other of the Company’s employees have demonstrated, throughout this process, their loyalty to the Company and its management which exceeds the customary and normal expectations of loyalty arising out of an employment relationship, and

          WHEREAS, the Company believes that it is about to complete a recapitalization of its outstanding equity securities and a public offering of the Company’s securities which transactions, together with other recent events and transactions, are expected to result in the Company having a greatly enhanced valuation, and

          WHEREAS, the Board of Directors believes that it is in the best interest of the Company to reward this loyalty of Employee, and

          WHEREAS, in connection with entering into this Amendment, the Company and Employee have agreed to certain amendments to the Employee’s Employment Agreement with the Company.

          NOW, THEREFORE, the Company and the Employee agree as follows:

          1.          Success Bonus Payment.  Upon the closing of the public offering of shares of the Company presently being undertaken, and subject to the closing of that transaction, expected to yield gross proceeds to the Company of approximately Eighty Million Dollars ($80,000,000) and the conclusion of related transactions resulting in the recapitalization of the Company, the Company shall pay to Employee a success bonus in the amount of $150,000.00 (the “Bonus Payment”).

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          2.          Change of Control Provision.  In the event the Bonus Payment is made on or prior to September 30, 2006, then, upon such payment, Paragraph 11 of the Employment Agreement (the “COC Provision”) shall be deemed to be deleted in its entirety and the Employee shall have agreed, without further action on Employee’s part, that no payment is due to be made by the Company to the Employee under the COC Provision. In the event the Bonus Payment is not made on or prior to September 30, 2006, the provisions of Section 1 of this amendment shall be null and void, and the COC Provision shall be modified to read as follows, effective September 30, 2006:

             Change of Control.  Upon the first Change of Control to occur between September 30, 2006, and the end of the term of this Employment Agreement, the Employer shall pay to the Employee the sum of $150,000.00 (the “COC Payment”).  As used herein, a Change of Control shall mean any of the following:  (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital stock of Company having the right to vote for the election of Directors of Company under ordinary circumstances; (ii) more than 25% of the assets of the Company are sold in a transaction or series of  transactions closing within twenty-four (24) months of one another; (iii) the Company shall merge with any other person or firm;  (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Company (together with any new directors whose election by the Board of Directors of Company or whose nomination for election by the Stockholders of Company was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved cease) for any reason other than death or disability to constitute a majority of the Directors then in office; or (v) William L. Jenkins ceases to serve as Chief Executive Officer, President or Director of the Company.  There shall be only one payment due as a result of a Change of Control occurring on or after September 30, 2006, and after such payment this section shall be of no further force and effect.

          3.          Extension of Term.  The term of the Employment Agreement is extended so that it now expires on December 31, 2008.

          4.          Salary Increase.   The parties acknowledge that the Employee’s salary was increased effective January 1, 2006, to $235,000.00.

          5.          No Further Amendments.  Except as amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.  Other than as specifically set forth herein, the parties hereto do not amend any term or condition contained in the Employment Agreement.

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          6.          Entire Agreement.  The Employment Agreement and this Amendment embody the entire agreement and understanding between the Company and Employee, and supersede all prior agreements and understandings between said parties relating to the subject matter thereof.

WITNESS:	WARRIOR ENERGY SERVICES CORPORATION

	By:	/s/ William L. Jenkins

	Its:	President

WITNESS:	EMPLOYEE:

/s/ Ron Whitter

Ron Whitter